UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2013

CHINA UNITED INSURANCE SERVICE, INC.

(Exact name of registrant as specified in its charter)

000-54884

(Commission File Number)

Delaware	98-6088870
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7F, No. 311 Section 3, Nan-King East Road, Taipei City, Taiwan

(Address of principal executive offices)

+8862-87126958

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into Material Definitive Agreement

On June 9, 2013, Action Holdings Financial Limited (“AHFL”), a wholly-owned British Virgin Islands subsidiary of China United Insurance Service, Inc. (the “Company” or “CUIS”), entered into a Loan Agreement (the “Company Loan Agreement”) with ZLI Holdings Limited, a wholly-owned Hong Kong subsidiary of CUIS (the “HK Company”).

Under the Company Loan Agreement, AHFL agrees to provide a loan to the HK Company with the principal amount equal to the US Dollar equivalent of RMB 40,000,000 ($6,532,716). The term for such loan shall be ten (10) years which may be extended upon the agreement of the parties. The amount of such loan was remitted to the account of the HK Company on August 30, 2013.

The Company Loan Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and is the legal document that governs the terms of the loan. The foregoing description of the loan arrangement is qualified in its entirety by reference to the complete text of the Company Loan Agreement, which is filed as Exhibit 10.1 hereto, and incorporated, herein by reference.

In August 2013, the HK Company entered into several Loan Agreements (collectively, the “Investor Loan Agreements”) with the following parties: Able Capital Holding Co., Ltd., a limited liability company established and registered in Hong Kong, Mr. Chen Li and Ms. Yue Jing, both PRC citizens (collectively, the “Investor Borrowers”).

Under the Investor Loan Agreements, the Investor Borrowers wish to borrow a loan from the HK Company for their investment in Henan Law Anhou Insurance Agency Co., Ltd. (“Anhou”) and the HK Company agrees to provide certain loan to each of the Investor Borrowers with an aggregate principal amount equal to the US Dollar equivalent of RMB40,000,000 ($6,532,716). The term for such loans shall be ten (10) years which may be extended upon the agreement of the parties. Pursuant to the Investor Loan Agreements, each of the Investor Borrowers covenants to enter into certain Variable Interest Entities Agreements with Anhou, Zhengzhou Zhonglian Hengfu Business Consulting Co., Ltd. (the “WFOE”) and certain existing shareholders of Anhou. The proceeds received from the said loans by the Investor Borrowers shall be solely used to increase the registered capital of Anhou, and the HK Company may determine the repayment methods including transferring of the Investor Borrowers’ corresponding registered capital in Anhou or through other manner as full payment of the loans subject to terms and conditions therein in the event that the Investor Borrowers fails to repay the loan in currency to the HK Company.

The specific amounts loaned to the Investor Borrowers were as follows:

Able: RMB29,500,000 ($4,817,896)

Mr. Chen: RMB3,000,000 ($489,949)

Ms. Yue: RMB7,500,000 ($1,224,871)

Recent development of relevant laws and background of the loans

On April 27, 2013, China Insurance Regulatory Commission (“CIRC”) issued the Decision on Revising the Provisions of the Supervision and Administration of Specialized Insurance Agencies (the “Decision on Revising the Agency Provisions”), pursuant to which, CIRC has mandated any insurance agency established subsequent to the Decision on Revising the Agency Provisions to meet a minimum registered capital requirement of RMB50 million. On May 16, 2013, CIRC issued Notice for Further Clarification on Related Issues of Access to Professional Insurance Intermediary Market (the “Notice”), pursuant to which, professional insurance agencies established prior to the issuance of the Decision on Revising the Agency Provisions, with registered capital less than RMB50 million, can continuous operation of their existing business within the provinces where they have the registered office or branch office, but shall not set up any new branches in any province where they do not have the registered office or any branch office.

As of the date hereof, Anhou, a professional insurance agency with a PRC nationwide license, has a registered capital in the amount of RMB10 million. The registered office and branch offices of Anhou currently are all in Henan province. To better implement its expansion strategies, Anhou intends to increase its registered capital to RMB50 million to meet the requirement of CIRC so that it can set up new branches in any province beyond its current operations in Mainland China.

Due to certain restriction on direct foreign investment in insurance agency business under current PRC legal regime, Anhou has sought certain investments made by the Investor Borrowers and they may need funds through individual loans. Upon the completion of the contemplated increase of registered capital of Anhou, each Investor Borrowers shall enter into the Variable Interest Entities Agreement with the WFOE, the wholly-owned indirect subsidiary of the Company, Anhou and other parties so as to consolidate any additional VIE interest generated from the said registered capital increase into the Company.

The Investor Loan Agreements are included as Exhibit 10.2 – 10.4 to this Current Report on Form 8-K and are the legal documents that govern the terms of the loans described therein and the other actions contemplated by the above Investor Loan Agreements. The foregoing description of the loan arrangements are qualified in its entirety by reference to the complete text of the Investor Loan Agreements, which are filed as Exhibit 10.2-10-4 hereto, and incorporated, herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

No.	Description
10.1	Company Loan Agreement
10.2	Loan Agreement between ZLI Holdings and Able Capital Holding Co., Ltd., dated August 28, 2013
10.3	Loan Agreement between ZLI Holdings and Chen Li, dated August 9, 2013.
10.4	Loan Agreement between ZLI Holdings and Yue Jing, dated August 9, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA UNITED INSURANCE SERVICE, INC.

Date: September 6, 2013

	By:	/s/ Lo Chung Mei
	Name:	Lo Chung Mei
	Title:	Chief Executive Officer

EXHIBIT INDEX

No.	Description
10.1	Company Loan Agreement
10.2	Loan Agreement between ZLI Holdings and Able Capital Holding Co., Ltd., dated August 28, 2013
10.3	Loan Agreement between ZLI Holdings and Chen Li, dated August 9, 2013.
10.4	Loan Agreement between ZLI Holdings and Yue Jing, dated August 9, 2013.